Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Inducement Stock Plan of Monotype Imaging Holdings Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of Monotype Imaging Holdings Inc. and the effectiveness of internal control over financial reporting of Monotype Imaging Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 29, 2016